Exhibit 10.1

August 5, 2020
AMENDED START DATE

Mr. Adam Noble
1110 Hammond Drive #784
Sandy Springs, GA 30328

Dear Adam:

On behalf of American Water Service Company, I am pleased to offer you the full-time position of Chief Technology and Innovation Officer, located at 1 Water Street in Camden, New Jersey headquarters. This position will report to Walter Lynch, Chief Executive Officer and President. Your anticipated start date will be Monday, August 31, 2020. We are confident that you will find this new role to be personally rewarding and one in which you can make significant contributions to the Company. The terms of this offer letter are subject to the approval of the Executive Development and Compensation Committee and the American Water Board of Directors.

In joining American Water, you will be part of the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. Founded in 1886, with headquarters in Camden, New Jersey, the Company employs over 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 46 states.

Safety, trust, teamwork, high performance, and environmental leadership define our culture – a culture where every employee feels valued and lives up to his or her potential. Creating an environment where differences are embraced and where every person feels engaged and included makes us safer, stronger, and more successful. We believe that our success is based upon our employees having a vested interest in our business. As a part of our team, you will be tasked with helping make a great company even better – in doing so, you will be rewarded for your contributions. The following is our offer to you:

Base Salary: Your new bi-weekly salary is $14,807.70, which when annualized, will be approximately $385,000.00, subject to applicable withholdings. The salary level for your position is 80. Your job performance will be reviewed annually as part of our performance management process and you may be eligible for a merit increase in 2021.

APP: You are eligible to participate in American Water’s Annual Performance Plan with a target award amount equal to 50% of your annual base salary. For reference purposes, the 2020 cycle covers the period beginning on 01/01/2020 through 12/31/2020 and awards are prorated based on your start date. Awards from the Annual Performance Plan are based on several factors including company performance and attainment of individual performance objectives, and payments may be higher or lower than target.

LTPP: You are eligible to participate in American Water’s Long Term Performance Plan with a target opportunity equal to 100% of your base salary as of the grant date, which will be February 2021. For reference purposes, awards are currently granted in the following forms of equity in the Company: 30% in restricted stock units, 35% in performance stock units based on relative total shareholder return (TSR) ranking and 35% percent in performance stock units based on compounded adjusted EPS growth. LTPP awards are granted under the terms and conditions of the Company’s 2017 Omnibus Equity Compensation Plan (the Plan), the LTPP program then in effect, and a grant document. In the event of any conflict between the terms of your offer letter and the terms of the Plan, the LTPP program then in effect and the grant document, the terms of those other documents will govern.

Mr. Adam Noble
August 5, 2020

Benefits: American Water offers a competitive benefits program for you and your eligible dependents. A summary of our benefits can be found by clicking HERE. Our benefit plans include medical, prescription drug, dental, vision, flexible spending accounts (Health and Dependent Care), employer paid life/disability insurance, voluntary life insurance, incentive based MyWellness program, employee assistance program and educational assistance. Your enrollment is effective the 1st day of the month after your hire date.

401(k) Savings Plan: You will be eligible to participate in the 401(k) Savings Plan effective the date of hire. Approximately one week after your hire date, you will receive a letter from Prudential advising that you will be automatically enrolled into the plan at a 3% contribution level. If you do not enroll on your own, the automatic enrollment will take place 30 days from the date of the letter. You can stop or change your contribution percentage at any time. Company matches 100% for every dollar you contribute during each pay period up to the first 3% of your eligible pay, and a 50% matching contribution on the next 2% of your eligible pay you contribute during each pay period.

Defined Contribution Plan: You will be eligible to participate in the Defined Contribution plans effective the date of hire. American Water contributes on your behalf an amount equal to 5.25% of your base salary or hourly pay, regardless of whether you chose to make contributions to the 401(k) Plan. Your Defined Contributions will be invested in the same funds as you direct your 401(k) contributions to be invested. If you do not select an investment option, your account balance will be invested in the Vanguard Target Retirement Funds based on when you would attain age 65.

Non-Qualified Deferred Compensation: You will also be eligible to participate in our Non-Qualified Deferred Compensation Plan beginning in 2020, based on annual enrollment in December. The Company may make Employer Matching and Defined Contribution Account contributions as soon as administratively practicable after the end of the applicable plan year. Under the Non-Qualified Deferred Compensation Plan, Employer Matching contributions are immediately vested; Defined Contribution Account contributions will vest after five years of service.

Equity: You will receive a one-time restricted stock unit grant under the Plan with a fair value of approximately $150,000.00. The number of shares will be determined based on the closing price of American Water stock on your first day of employment and will vest ratably over two (2) years beginning on 1/31/2021.

Relocation:  You will be eligible for a one-time lump sum in the amount of $100,000.00 net, for your relocation. You will be required to sign a Relocation Services Payback Agreement stating that if an employee resigns within 24 months of the date of their relocation, they are required to reimburse the net amount to the Company on a pro-rated basis.  The terms are confidential between you and American Water. The management of your lump sum will be handled by NEI Global Relocation.  Please note that your signature on the attached Relocation Payback Agreement is required to initiate the relocation process with NEI.

Sign on Bonus: You will receive a cash sign-on bonus of $100,000.00, within the first 60 days of your continuous employment, subject to applicable withholdings. This bonus is subject to repayment in full if you voluntarily leave the company prior to one year of service.

Holidays/Vacation: You will be eligible for 20 days of paid vacation, 6 floating holidays and 8 fixed holidays per calendar year. For the balance of 2020, you will be eligible for 8 vacation days and 3 floating holidays.

Mr. Adam Noble
August 5, 2020

Sick Days: You are eligible for 10 sick days annually. For the balance of 2020, you will be eligible for 5 sick days.

Executive Severance Policy: You will be an eligible participant under the executive severance policy which provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. A copy of the Executive Severance policy has been provided with this offer.

This offer is contingent upon the successful completion and results of a ‘Position of Trust’ background check and drug screen, as well as your signature on this offer letter and the attached Confidentiality and Intellectual Property Agreements. Once we receive your signed offer letter, you will receive an email from HireRight requesting you to complete the electronic background application. Please complete this application within 24 hours of receiving the email.
Due to delays and closures at many laboratory testing facilities across the country arising from current COVID-19 concerns, you are not required to complete the drug test portion of the pre-employment process at this time. Please note that you will be required to complete this step at a later date. To avoid any possible delays in your start date, it is essential that we receive your signed offer letter as soon as possible and within three business days from receipt.

Additionally, as part of your onboarding process, you are required to complete a Form I-9 in compliance with the Immigration Reform and Control Act after the offer acceptance or no later than the first date of hire. You will receive an email prior to your start date with instructions. If you experience technical difficulty, please contact your Recruiter.

As you will be a Section 16 officer of the Company, American Water may be required to disclose your compensation and/or this offer letter in an SEC filing. Your signature below indicates your acknowledgment of this requirement of your position.

Please be advised this offer will expire within 3-days of the date of this letter if we do not receive a verbal or written response from you. It’s my pleasure to welcome you to American Water where I know you will be a great asset to the Company!

Please note that due to COVID-19 business impacts, your start date is subject to change if there are delays in any pre-employment checks/drug screens or should American Water’s business continuity plans change. I will keep you posted with any changes that might impact your start date as soon as possible.

Sincerely,
Marianne L. Taylor
Marianne L. Taylor
Director, Talent Acquisition
cc: Walter Lynch, President and CEO
Melanie Kennedy, SVP, Human Resources
Kate DePhilippo, Director, Compensation

I, Adam Noble, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time. The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

/s/ Adam Noble	August 10, 2020
Signature	Date